UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 5, 2005

NATIONWIDE HEALTH PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-9028	95-3997619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

610 Newport Center Drive, Suite 1150, Newport Beach, CA	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 718-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Attached as Exhibit 10.1 is the Separation Agreement dated April 5, 2005 by and between Nationwide Health Properties, Inc. (“Nationwide”) and Mark L. Desmond that provides for the payment of $559,788 to Mr. Desmond over a period of 18 months (the “Separation Payment”), among other things, in satisfaction of Nationwide’s obligations under its employment agreement with Mr. Desmond dated as of February 25, 1998, as amended. A copy of the press release announcing his resignation is furnished as Exhibit 99.1 to this current report. This press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 5, 2005, Mark L. Desmond resigned his position of Chief Financial Officer of Nationwide.

On April 5, 2005, Nationwide appointed Abdo H. Khoury as Acting Chief Financial Officer. Mr. Khoury, age 55, has been Nationwide’s Senior Vice President and Chief Portfolio Officer since August 2004. Mr. Khoury served as the Executive Vice President of Operations of Atria Senior Living Group (formerly ARV Assisted Living, Inc.) from June 2003 to March 2004. From January 2001 to May 2003, Mr. Khoury served as President of ARV and he served as Chief Financial Officer at ARV from March 1999 to January 2001. From October 1997 to February 1999, Mr. Khoury served as President of the Apartment Division at ARV. From January 1991 to September 1997, Mr. Khoury ran Financial Performance Group, a business and financial consulting firm located in Newport Beach, California.

Item 7.01 Regulation FD Disclosure.

In connection with the Separation Payment, Nationwide expects to take a charge of approximately $0.01 per share of common stock in the first quarter of 2005.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Separation Agreement dated April 5, 2005 by and between Nationwide Health Properties, Inc. and Mark L. Desmond

99.1	Press release dated April 6, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE HEALTH PROPERTIES, INC.
Date: April 6, 2005
	By:	/s/ Douglas M. Pasquale
Douglas M. Pasquale President and Chief Executive Officer